Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2026, relating to the consolidated financial statements and financial statement schedule of Fossil Group, Inc. and subsidiaries, and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fossil Group, Inc. for the year ended January 3, 2026.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 15, 2026